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                                                                 Exhibit 10.1.23

[LETTERHEAD OF ADVANCED TELECOMMUNICATIONS, INC.]


August 4, 1999

Michael J. Robinson
460 Sausalito Boulevard
Sausalito, CA 94965

Dear Michael:

Further to our telephone conversation of this afternoon, I am pleased to confirm the following terms and conditions associated with our offer to employ you as our Executive Vice President and General Manager of our Western Region. This region will include our Seattle and Portland Business Units, and expansion into Boise, Spokane, Eugene, Salem and Tacoma. You will have responsibility for integrating the interconnect and network services operations throughout the region.

1.    Base Compensation

      Your starting salary will be $130,000 per year. In addition, you will be eligible for an annual $25,000 override for agreed upon achievement of budgeted results. Your first year override will be split between a $12,500 starting bonus payable upon your first paycheck and $12,500 against agreed upon first year results.

2.    Incentive Plan

      You will be eligible for an annual performance incentive pay package that could equal up to 60% of your annual base pay (not including the $25,000 salary override). The performance targets are based on the following measures:

      Revenue
      Gross Margin
      Consolidated EBITDA
      Customer Satisfaction

      Performance incentive targets and pay will be assessed and granted annually upon completion of the year-end audit, reviewed and approved by the ATI Board of Directors.

            Base Plan (30%): Will represent the Company's budget on an annual basis.

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            Target Plan (45%): Will represent the Company's budget adjusted as follows:

            o Revenue = 104% of Budget
            o Margin = 103% of Budget
            o EBITDA = 89% of Budgeted Loss

      Premier Plan (60%): Will represent targets above budget that represent truly premier performance.

            o Revenue = 107% of Budget
            o Margin = 107% of Budget
            o EBITDA 55% of Budget

3.    Performance Stock Options

      You will be granted 60,000 performance stock options (the equivalent of 2 years base salary) at a strike price of $5.00 per share. The shares will be earned and vested on your anniversary date as follows:

                                           Share Vesting    Percent Vesting
                                           -------------    ---------------

         End of Year       One               12,000               20%
                           Two               12,000               20%
                           Three             12,000               20%
                           Four              12,000               20%
                           Five              12,000               20%
                                             ------              ---
                                Total        60,000              100%

      In addition, you will have the option of purchasing up to an additional 60,000 share at $5.00 per share during your first year of service.

4.    Change in Control Agreement

      I will provide best efforts to issue you a change in control agreement that provides acceleration on the vesting of your options and at minimum provides one year's compensation should your position be terminated without cause due to a change in control.

5.    Relocation Expenses

      The Company will reimburse any and all reasonable expenses associated with your relocation.

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6.    Other Benefits

      You will also be eligible for a complete range of company benefits, including 401(k) (25% match on the first 6% contributed), health club membership reimbursement, medical coverage, and company paid parking.

7.    Contingencies

      This offer is contingent upon successful completion of physical examination and reference/background checks.

Mike, I am looking forward to a great future working relationship with you at Advanced Telecommunications, Inc.

Sincerely,

/s/ Cliff D. Williams

Cliff D. Williams
Chief Executive Officer
Advanced Telecommunications, Inc.

Accepted by: /s/ Michael Robinson                      Date: 8/23/99
             -------------------------
                 Michael Robinson

cc:  Rick Smith
     Peter VanGenderen
     David Mitchell